Tesco Corporation Reports Q4 2010 and Full Year 2010 Results

For Immediate Release
Trading Symbol:
"TESO" on NASDAQ
February 24, 2011

Houston, Texas--Tesco Corporation ("TESCO" or the "Company") today reported net income for the quarter ended December 31, 2010 of $1.2 million, or $0.03 per diluted share. This compares to a net loss of $9.0 million, or $0.24 per diluted share, for the fourth quarter of 2009, and net income of $3.0 million, or $0.08 per diluted share, for the third quarter of 2010. The current quarter includes a $2.2 million charge ($1.8 million in our Tubular Services segment and $0.4 million in our CASING DRILLINGTM segment) to operating income resulting from a customer dispute over contract term interpretations and a $1.6 million increase in income tax expense for valuation allowance adjustments established on certain foreign subsidiaries net operating losses.

Revenue was $114.2 million for the quarter ended December 31, 2010, compared to revenue of $85.6 million for the comparable period in 2009 and $93.1 million for the third quarter of 2010.

Summary of Results (in millions of U.S. $, except earnings per share) U.S. GAAP—Unaudited
	Quarter 4		Quarter 3	Year Ended December 31
	2010	2009	2010	2010	2009

Revenue	$114.2	$85.6	$93.1	$378.7	$356.9

Operating income (loss)	$6.6	$(13.5)	$4.6	$15.3	$(14.4)

Net income (loss)	$1.2	$(9.0)	$3.0	$7.0	$(5.3)

Earnings (loss) per share (diluted)	$0.03	$(0.24)	$0.08	$0.18	$(0.14)

Adjusted EBITDA (a) (as defined)	$17.0	$12.9	$15.1	$56.9	$42.4

(a)  See explanation of Non-GAAP measure on page 7

 Commentary

Julio Quintana, TESCO's Chief Executive Officer, commented "2010 proved to be a challenging year in light of macroeconomic realities, yet TESCO improved in many key areas. Our balance sheet continued to improve and we ended the year with over $60 million of cash and no debt. When we analyze our fourth quarter performance, exclusive of a couple of items, we see positive momentum across all of our product lines and we look forward to a stronger 2011."

Segment Information (in millions of U.S. $) Unaudited
	Quarter 4		Quarter 3	Year Ended December 31
	2010	2009	2010	2010	2009
Revenue:
Top Drive:
Sales	$30.8	$20.5	$19.9	$85.6	$91.4
Rental services	31.7	22.2	28.5	109.2	83.9
Aftermarket sales and service	14.5	11.1	13.0	49.2	49.6
	77.0	53.8	61.4	244.0	224.9
Tubular Services :
Conventional	5.8	4.7	5.5	21.2	22.9
Proprietary	26.9	24.4	23.1	100.7	95.4
	32.7	29.1	28.6	121.9	118.3

CASING DRILLINGTM	4.5	2.7	3.1	12.8	13.7
Total revenue	$114.2	$85.6	$93.1	$378.7	$356.9

Operating income (loss):
Top Drives	$21.5	$8.4	$15.9	$62.8	$49.5
Tubular Services	1.1	(2.0)	1.8	8.2	(2.9)
CASING DRILLINGTM	(3.0)	(11.3)	(2.8)	(11.6)	(20.6)
Research and Engineering	(3.2)	(0.9)	(2.3)	(9.1)	(7.4)
Corporate/Other	(9.8)	(7.7)	(8.0)	(35.0)	(33.0)
Total operating income (loss)	$6.6	$(13.5)	$4.6	$15.3	$(14.4)

Q4 2010 Financial and Operating Highlights
Top Drive Segment

●
Revenue from the Top Drive segment for Q4 2010 was $77.0 million, an increase of 25% from revenue of $61.4 million for Q3 2010.  Revenue for Q4 2009 was $53.8 million.  The increase from Q3 2010 was primarily due to an increase in the number of top drive units sold during the current quarter.

o Top Drive sales for Q4 2010 included 24 units (23 new and 1 used), compared to 18 units (16 new and 2 used) sold in Q3 2010 and 17 units (11 new and 6 used) sold in Q4 2009.

o Operating days for the Top Drive rental fleet were 6,931 for Q4 2010, compared to 6,144 in Q3 2010 and 5,422 in Q4 2009.  The improvement from Q3 2010 was primarily due to increased rental activity in Latin America, Indonesia and Russia.

o Revenue from after-market sales and service for Q4 2010 was $14.5 million, an increase of 12% from revenue of $13.0 million for Q3 2010.  The increase from Q3 2010 was driven by increased service activity in North America and additional parts sales in Latin America. Revenue for Q4 2009 was $11.1 million.

●
Top Drive operating margins for Q4 2010 were 28%, an increase from 26% for Q3 2010.  Operating margin for Q4 2009 was 16%.  The increase from Q3 2010 was primarily due to our manufacturing process achieving greater economies of scale as compared to the prior quarter.

●
At December 31, 2010, Top Drive backlog was 25 units, with a total potential value of $33.0 million, versus 26 units at September 30, 2010, with a total potential value of $36.3 million.  This compares to a backlog of 11 units at December 31, 2009 with a total potential value of $16.1 million. Today, our backlog stands at 30 units.

Tubular Services Segment

●
Revenue from the Tubular Services segment for Q4 2010 was $32.7 million, an increase of 14% from revenue of $28.6 million for Q3 2010.  Revenue for Q4 2009 was $29.1 million.  Revenue increased from Q3 2010 primarily in our proprietary service offerings in North America and almost all markets in Latin America.  We performed a record total of 823 proprietary casing running jobs in Q4 2010 compared to 770 in Q3 2010 and 767 in Q4 2009.  We remain focused on converting customers to running casing with our proprietary CDS™ technology.

●
Operating income from the Tubular Services segment for Q4 2010 was $1.1 million, a decrease of 39% from operating income of $1.8 million for Q3 2010.  Operating loss for Q4 2009 was $2.0 million. Operating results for Q4 2010 were unfavorably impacted by a $1.8 million charge resulting from a customer dispute over contract term interpretations.

 CASING DRILLINGTM Segment

●
Revenue from our CASING DRILLINGTM segment for Q4 2010 was $4.5 million, an increase of 45% from revenue of $3.1 million for Q3 2010.  Revenue for Q4 2009 was $2.7 million.  The increase from Q3 2010 was primarily due to higher project activity in the Asia Pacific, Latin America and Middle East regions.

●
Operating loss from our CASING DRILLINGTM segment for Q4 2010 was $3.0 million, an increase of 7% from operating loss of $2.8 million for Q3 2010.  Operating loss for Q4 2009 was $11.3 million.  Q4 2010 operating loss included a $0.4 million charge resulting from a customer dispute over contract term interpretations.

Other Segments and Expenses

●
Corporate costs for Q4 2010 were $9.8 million, an increase of 23% from costs of $8.0 million for Q3 2010.  Corporate costs for Q4 2009 were $7.7 million.  The increase from Q3 2010 was primarily due to a $0.7 million increase in legal costs and $0.6 million increase in stock compensation expense.  Total selling, general and administrative costs in Q4 2010 were $13.0 million, an increase of 14% from costs of $11.4 million for Q3 2010.  Total selling, general and administrative costs for Q4 2009 were $9.8 million.  The increase from Q3 2010 was driven by the aforementioned corporate items.

●
Research and engineering costs for Q4 2010 were $3.2 million, an increase of 39% from costs of $2.3 million in Q3 2010. Research and engineering costs for Q4 2009 was $0.9 million. The increase from Q3 2010 and Q4 2009 was due to increased development costs for our liner drilling initiative.

●
Other income and expense, excluding net interest, for Q4 2010 and Q4 2009 was an expense of $1.3 million and $0.3 million, respectively.  Other income and expense, excluding net interest, increased from prior year due to increased foreign exchange losses.

●
Our effective tax rate for Q4 2010 was 77% compared to 35% in Q3 2010 and 38% in Q4 2009.  The increased effective tax rate for Q4 2010 compared to Q3 2010 was primarily due to a $1.6 million increase in income tax expense for valuation allowance adjustments established on certain foreign subsidiaries net operating losses.

Financial Condition

●
At December 31, 2010, cash and cash equivalents increased to $60.6 million from $39.9 million at December 31, 2009. During the first quarter of 2010, we paid the remaining $8.6 million of debt outstanding under our revolving credit facility and we remain debt-free at the end of 2010. During Q4 2010, we collected a $14.6 million income tax refund for the carry back of certain tax losses to prior years.

●
Total capital expenditures were $15.1 million in Q4 2010, compared to $9.2 million in Q3 2010 and $3.6 million in Q4 2009.  Total capital expenditures for 2010 were $38.5 million. We project our total capital expenditures for 2011 to be between $55 million and $65 million, based on current market conditions.

2010 Financial and Operating Highlights

Top Drive Segment

●	Revenue from the Top Drive segment for 2010 of $244.0 million increased 8% from revenue of $224.9 million for 2009, primarily due to an increase in the number of Top Drive rental days during the year.
o Top Drive sales for 2010 were 69 units (61 new and 8 used). This compares to 90 units (79 new and 11 used) sold in 2009.

o Operating days for the Top Drive rental fleet were 23,972 in 2010 compared to 18,218 in 2009. The improvement from 2009 was primarily due to increased activity in North America, Latin America and Russia.

●
Operating income from the Top Drive segment for 2010 of $62.8 million increased 27% from operating income of $49.5 million for 2009, due to improved market conditions for our global rental fleet and prior year results including a $5.4 million inventory charge and a $3.8 million accrual for litigation reserves.

Tubular Services Segment

●
Revenue from the Tubular Services segment for 2010 of $121.9 million increased 3% from revenue of $118.3 million for 2009, primarily due to improved industry operating conditions in North America and Latin America partially offset by a decline in activity in the North Sea region.

●
We performed a total of 3,173 proprietary casing running jobs in 2010 compared to 2,554 in 2009. While the number of jobs performed increased, revenues per job decreased due to more on-shore versus off-shore activity and pricing pressures resulting from increased competition for available casing activity.

●
Operating income from the Tubular Services segment for 2010 of $8.2 million improved from an operating loss of $2.9 million for 2009. The primary drivers were improved market conditions in North America and prior year results including a $1.8 million impairment charge on assets held for sale and a $2.0 million inventory adjustment.

CASING DRILLINGTM Segment

●	Revenue from the CASING DRILLINGTM segment for 2010 of $12.8 million decreased 4% from revenue of $13.7 million for 2009, primarily due to a decline in activity in the North Sea region.
●
Operating loss from the CASING DRILLINGTM segment for 2010 of $11.6 million decreased 45% from operating loss of $20.6 million for 2009. Results improved from 2009 to 2010 as a result of recognizing the benefits in 2010 of various cost reduction measures implemented in 2009 and 2009 including non-recurring expenses of a $7.0 million inventory adjustment, a $1.8 million impairment on fixed assets held for sale and a $0.5 million loss on the sale of certain operating assets.

Other Segments and Expenses

●
Corporate costs for 2010 of $35.1 million increased 6% from corporate costs of $33.0 million for 2009, due to increased incentive cash and stock compensation expense resulting from improved company performance in 2010 compared to 2009, and $1.2 million of additional legal expense associated with the patent infringement lawsuit that was brought by us in the third quarter of 2008 and settled against one defendant in the fourth quarter of 2010.  These increases were partially offset by non-recurring expenses recorded in 2009, including legal settlement costs of $2.2 million and severance costs of $1.4 million due to cost restructurings. Total selling, general and administrative costs for 2010 of $47.1 million increased 8% from $43.7 million for 2009, primarily due to the same items noted above.

●
Research and Engineering costs for 2010 of $9.1 million increased 23% from costs of $7.4 million for 2009, primarily due to comparatively more research and engineering activity and our focus on enhancing our Top Drive and CASING DRILLINGTM offerings.

●
Our effective tax rate for 2010 was 49% compared to 70% for 2009.  The rate for 2010 included a $1.9 million valuation allowance adjustment established on foreign subsidiary net operating losses.  Our effective tax rate for 2009 was a tax benefit of 70% which included a $4.5 million tax benefit associated with a Canadian tax law change that occurred during the first quarter of 2009.

Material Weakness Disclosure

The Company has concluded that its internal controls over financial reporting were not effective at December 31, 2010 as it pertains to accounting for income taxes. This material weakness will be fully disclosed in the Company's 2010 Annual Report on Form 10-K.

Conference Call
The Company will conduct a conference call to discuss its results for the fourth quarter and full year 2010 tomorrow (Friday, February 25, 2011) at 10:00 a.m. CST.  Individuals who wish to participate in the conference call should dial US/Canada (877) 312-5422 or International (253) 237-1122 approximately five to ten minutes prior to the scheduled start time of the call. The conference ID for this call is 44286961.  The conference call and all questions and answers will be recorded and made available until March 25, 2011. To listen to the recording, call (800) 642-1687 or (706) 645-9291 and enter conference ID 44286961. The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. TESCO CASING DRILLING® is a registered mark in the United States. CASING DRILLING® is a registered mark in Canada and CASING DRILLING™ is a trademark in the United States. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Julio Quintana (713) 359-7000
Bob Kayl (713) 359-7000
Tesco Corporation

Non-GAAP Measures - Adjusted EBITDA (as defined below)

(in millions of U.S. $)	Quarter 4		Quarter 3	Year Ended December 31
	2010	2009	2010	2010	2009
Net income (loss) under U.S. GAAP	$1.2	$(9.0)	$3.0	$7.0	(5.3)
Income tax provision (benefit)	3.8	(5.5)	1.6	6.8	(12.3)
Depreciation and amortization	9.7	9.5	8.9	36.1	36.7
Net interest (income) expense	0.3	0.3	0.2	0.6	0.9
Stock compensation expense (non-cash)	2.0	1.4	1.4	6.4	4.4
Impairment of inventory and assets (non-cash)	––	16.2	––	––	18.0
Adjusted EBITDA	$17.0	$12.9	$15.1	$56.9	42.4

Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

▪
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

▪
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

▪
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

▪
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

▪	as one method we use to evaluate potential acquisitions;
▪	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;
▪	to assess compliance with financial ratios and covenants included in our credit agreements; and
▪	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A – Risk Factors" in our annual report on Form 10-K to be filed for the year ended December 31, 2010 and "Part II, Item 1A – Risk Factors" in our quarterly report on Form 10-Q filed for the quarter ended September 30, 2010 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
(in millions of U.S. Dollars, except share and earnings per share)

COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2010	2009	2010	2009
	(Unaudited)

Revenue	$114.2	$85.6	$378.7	$356.5

Operating expenses
Cost of sales and services	91.3	88.5	307.2	320.2
Selling, general and administrative	13.0	9.8	47.1	43.7
Research and engineering	3.2	0.9	9.1	7.4
	107.5	99.2	363.4	371.3
Operating income (loss)	6.6	(13.6)	15.3	(14.8)
Interest expense, net	0.3	0.3	0.6	0.9
Other (income) expense, net	1.3	0.6	0.9	1.9
Income (loss) before income taxes	5.0	(14.5)	13.8	(17.6)
Income taxes	3.8	(5.5)	6.8	(12.3)

Net income (loss)	$1.2	$(9.0)	$7.0	$(5.3)

Earnings per share:
Basic	$0.03	$(0.24)	$0.19	$(0.14)
Diluted	$0.03	$(0.24)	$0.18	$(0.14)
Weighted average number of shares:
Basic	37,943,998	37,688,814	37,835,015	37,597,668
Diluted	38,459,427	37,688,814	38,261,813	37,597,668

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2010	December 31, 2009

ASSETS
Cash and cash equivalents	$60.6	$39.9
Accounts receivable, net	72.9	54.0
Inventories	59.2	74.3
Other current assets	33.3	43.5
Current assets	226.0	211.7
Property, plant and equipment, net	182.7	183.0
Goodwill	29.4	29.4
Other assets	16.8	18.5
	$454.9	$442.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	23.8	16.0
Accrued and other current liabilities	46.0	43.3
Income taxes payable	3.4	-
Current liabilities	73.2	59.3
Long term debt	-	8.6
Other liabilities	1.1	-
Deferred income taxes	4.9	12.5
Shareholders' equity	375.7	362.2
	$454.9	$442.6